Exhibit 99.8

Guaranty Of Note

This guaranty of Nova Chemicals Inc. (“Guarantor”) dated June 23, 2006 provides:

Whereas, LRM Industries, LLC (“Borrower”), desires to borrow or has borrowed Two Million, Two Hundred Forty Thousand Dollars and No cents ($2,240,000.00), plus interest, from SunTrust Bank (“SunTrust”), as evidenced by Borrower’s note dated June 23, 2006, (which, along with any notes given as an extension, renewal or modification thereof, and any liabilities, obligations, agreements and undertakings of Borrower pursuant to any interest rate hedge agreement or other derivative transaction document related to such note, are herein collectively referred to as the “Note”); and

Whereas SunTrust is unwilling to extend or continue such credit to Borrower unless it receives a guaranty of the Note from the undersigned Guarantor;

Now, Therefore, In consideration of the premises and of other good and valuable consideration and in order to induce SunTrust to extend or continue the credit referred to above, Guarantor guarantees to SunTrust the payment when due, whether by acceleration or otherwise, of the Note in a sum up to but not in excess of Two Million, Two Hundred Forty Thousand Dollars and No cents ($2,240,000.00) plus interest at the rate or rates that may be in effect from time to time under the terms of the Note and all charges and expenses, including without limitation, court costs and reasonable attorneys’ fees paid or incurred by SunTrust in endeavoring to collect payment of the Note and this guaranty, and any costs of preserving, protecting or disposing of any collateral securing the Note, and to that end Guarantor agrees to make such payment to SunTrust if there shall be any default by Borrower in the payment of the Note.

1.             Except for the limitation of the amount of the maximum liability of Guarantor as stated above, this is an unconditional guaranty and the liability of Guarantor to SunTrust shall not be further limited to a proportionate part of the total liability of Borrower on the Note.

2.             This is a guaranty of payment and not of collection and Guarantor waives any right to require that any action be brought against Borrower or any other person or to require that resort be had to any security or to any balance of any deposit account or credit on the books of SunTrust in favor of Borrower or any other person and agrees that SunTrust assumes no responsibility for the validity, perfection or enforceability of any security for the Note.

3.             SunTrust shall have the right, immediately and without further action by it, to set off against any obligation of Guarantor to SunTrust hereunder all money owed by SunTrust in any capacity to Guarantor, whether or not due; and SunTrust shall be deemed to have exercised such right of set off and to have made a charge against any such money immediately upon the occurrence of any default on the Note even though such charge is made or entered on the books of SunTrust subsequent thereto.

4.     Guarantor hereby agrees that SunTrust may at any time and from time to time, in the exercise of its sole discretion, either before or after the death of Guarantor or any default by Borrower with or without further notice to Guarantor: renew or extend the time of payment of the Note or accept one or more new notes either as an extension or a renewal of the Note in the same or a lesser amount without limit as to maturity, and grant and allow such indulgences or compromises in connection therewith as it may deem advisable or expedient; in accordance with and to the extent permitted by the terms of the Note, change the terms of the Note (either pursuant to a variable rate feature contained in the Note, a renewal or extension, or otherwise) to provide for a higher or lower interest rate, or change the number, frequency or amount of payments due thereunder, or make any other change in the manner, place or terms of payment; and change, sell, renew, release, extend, surrender or compromise in whole or in part any collateral or security at any time held by or available to SunTrust for the Note, or for any obligation of any other person secondarily or otherwise liable on the Note, intentionally or unintentionally, without impairing the enforceability of this guaranty.

5.     SunTrust may fail to set off and may release, in whole or in part, any balance of any deposit account or credit on its books in favor of Borrower, or of any other person, and may extend credit to Borrower other than as evidenced by the Note, and generally deal with Borrower or any other person or any collateral or security held by or available to SunTrust for the Note as SunTrust, in its sole discretion, may see fit.

6.             Guarantor hereby agrees, upon demand, to reimburse SunTrust, to the extent that such reimbursement is not made by Borrower, for all expenses including reasonable attorneys’ fees (in the amount of 15% of the principal and interest guaranteed hereby if this guaranty is governed by the laws of Georgia) incurred by SunTrust in connection with the Note, or the collection thereof, or the obligations of Guarantor hereunder.

7.             Notwithstanding the fact that the Note may have been paid in full and this guaranty form may have been returned to Guarantor, the obligations of Guarantor shall continue in full force and effect with respect to any amounts that SunTrust may ever be required to repay under any bankruptcy or insolvency laws.

8.             Guarantor hereby waives notice of default on the Note and notice of acceptance of and demand for payment as to this guaranty and also waives presentment, demand, protest and notice of dishonor and protest as to the Note. Guarantor hereby ratifies, confirms, and adopts all the terms, conditions, agreements and stipulations of the Note.  If the Note evidences an obligation for business or commercial purposes, Guarantor waives and renounces any and all homestead exemption rights Guarantor may have under or by virtue of the Constitution or laws of any state, or the United States, as against the obligation hereby created and Guarantor does hereby transfer, convey and assign, and direct any Trustee in Bankruptcy or receiver to deliver to SunTrust, a sufficient amount of property or money in any homestead exemption that may be allowed to Guarantor to pay the Note in full and all costs of collection.  Guarantor waives and renounces any defense to the Note which may be available to or could be asserted by Borrower, except for payment.

9.             Guarantor warrants to SunTrust that Guarantor has adequate means to obtain from Borrower on continuing basis information concerning the financial condition of Borrower and that Guarantor is not relying on SunTrust to provide such information either now or in the future. Guarantor waives all errors and omissions in connection with SunTrust’s administration of the Note, except behavior which amounts to gross negligence or willful misconduct.

10.           Each reference herein to Borrower shall be deemed to include Borrower and its successors and assigns.  Each reference herein to SunTrust shall be deemed to include its successors and assigns, in whose favor the provisions of this guaranty shall also inure. Each reference herein to Guarantor shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of Guarantor, all of whom shall be bound by the provisions of this guaranty.

11.           If any Guarantor is a partnership or limited liability company, the agreements and obligations on the part of Guarantor contained in this guaranty shall remain in full force and applicable notwithstanding any changes in the identity of the parties comprising the partnership or limited liability company, and the term “Guarantor” shall include any altered or successor partnerships or limited liability companies and the predecessor partnerships or limited liability companies and their partners and members/managers shall not thereby be released from any obligation or liability. Notwithstanding the release by SunTrust of any other guarantor of the Note, this guaranty shall be binding on the undersigned Guarantor. This guaranty shall be binding on Guarantor, notwithstanding the failure of any further contemplated guarantors to execute this or similar instruments and notwithstanding the fact that the signatures of one or more guarantors or any other future or existing signatures shall be forged or unauthorized.

12.           No delay on the part of SunTrust in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights; no notice to or demand on Guarantor shall be deemed to be a waiver of the obligation of Guarantor or of the right of SunTrust to take further action without notice or demand as provided herein; nor in any event shall any modification or waiver of the provisions of this guaranty be effective unless in writing signed by SunTrust nor shall any such waiver be applicable except in the specific instance for which given.

13.           Guarantor agrees to provide to SunTrust updated financial information, including, but not limited to, tax returns and current financial statements in form satisfactory to SunTrust, as well as additional information, reports, or schedules (financial or otherwise), all as SunTrust may from time to time request.

14.           This guaranty shall not be construed to impose any obligation on SunTrust to extend or continue credit at any time in the future.

15.           Guarantor agrees that certain material events and occurrences relating to this guaranty bear a reasonable relationship to Florida. This guaranty shall be governed the laws of Florida and, unless applicable law provides otherwise, in the event of any legal proceeding arising out of or related to this guaranty, the guarantor consents to the jurisdiction and venue of any court located in Florida.  To the extent that any provision in this guaranty is inconsistent with applicable law, SunTrust will comply with applicable law.

16.           WAIVER OF JURY TRIAL. GUARANTOR AND SUNTRUST HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY AND ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS GUARANTY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUNTRUST ENTERING INTO OR ACCEPTING THIS GUARANTY. FURTHER, GUARANTOR HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF SUNTRUST, NOR SUNTRUST’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUNTRUST WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

The undersigned Guarantor has read, understands and agrees to the provisions of this guaranty and has executed the same voluntarily under seal, with full authority and with the intent to be legally bound by its terms, conditions and obligations.

Nova Chemicals Inc.

By:	/s/ Lawrence A. MacDonald	(Seal)

The corporate name must be signed by a duly authorized officer, and SunTrust files must contain a corporate resolution authorizing the guaranty